Exhibit 23(d)

The following report is a copy of a report previously issued by Arthur Andersen LLP (Andersen). This report has not been reissued by Andersen and Andersen did not consent to the incorporation by reference of this report (as included in this Form 8-K) into any of the Company’s registration statements.

As discussed in Note 7 and Note 20, respectively, the Company has revised its financial statements for the years ended December 31, 2001 and 2000 to include the transitional disclosures required by Statement of Financial Accounting Standards No. 142, Goodwill and Intangible Assets, and Statement of Financial Accounting Standards No. 147, Acquisitions of Certain Financial Institutions, an Amendment of FASB Statements No. 72 and 144 and FASB Interpretation No. 9; and to reflect the current composition of the Company’s reportable segments under Statement of Financial Accounting Standards No. 131, Disclosures about Segments of an Enterprise and Related Information. The Andersen report does not extend to these changes. The revisions to the 2001 and 2000 financial statements related to these transitional disclosures and the adjustments that were applied to the segment disclosures were reported on by PricewaterhouseCoopers LLP, as stated in their report appearing herein.

REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To BB&T Corporation:

We have audited the accompanying consolidated balance sheets of BB&T Corporation (a North Carolina corporation), and subsidiaries as of December 31, 2001 and 2000, and the related consolidated statements of income, changes in shareholders equity and cash flows for each of the three years in the period ended December 31, 2001.* These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of BB&T Corporation and subsidiaries as of December 31, 2001 and 2000, and the results of their operations and cash flows for each of the three years in the period ended December 31, 2001* in conformity with accounting principles generally accepted in the United States.

ARTHUR ANDERSEN LLP

Charlotte, North Carolina

January 28, 2002

*	The 1999 consolidated financial statements are not required to be presented in the 2002 Annual Report on Form 10-K.

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